EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2017 (July 28, 2017 as to Note 20), relating to the consolidated financial statements of Century Aluminum Company and subsidiaries (the “Company”), appearing in the Company’s Current Report on Form 8-K dated July 28, 2017, our report dated March 14, 2017 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Chicago, IL
July 28, 2017